SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 12b-25

Commission File Number 333-29903

NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR

For Period Ended: March 31, 2006

[_] Transition Report on Form 10-K

[_] Transition Report on Form 20-F

[_] Transition Report on Form 11-K

[_] Transition Report on Form 10-Q

[_] Transition Report on Form N-SAR

For the Transition Period Ended:

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above,

identify the item(s)to which the notification relates:

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PART I

REGISTRANT INFORMATION

Full name of registrant: Sovereign Exploration Associates International, Inc.

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Former name if applicable:

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Address of principal executive office(Street and number):

503 Washington Ave, Suite 2d

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City, state and zip code: Newtown, PA 18940

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PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)

| (a) The reasons described in reasonable detail in Part III of this

[X] | form could not be eliminated without unreasonable effort or

| expense;

|

| (b) The subject annual report, semi-annual report, transition report

| on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will

[X] | be filed on or before the 15th calendar day following the

| prescribed due date; or the subject quarterly report or

| transition report on Form 10-Q, or portion thereof will be filed

| on or before the fifth calendar day following the prescribed due

| date; and

|

[ ] | (c) The accountant's statement or other exhibit required by Rule

| 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

We were not able to complete the required financial statements for this period on a timely basis. We expect to file the required report within the allotted extension.

PART IV

OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Robert D. Baca 781 246-7512

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[_] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Sovereign Exploration Associates International, Inc.

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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date By

/s/ May 15, 2006                /s/ Robert D. Baca

                                Robert D. Baca, CEO

INSTRUCTION:The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal

Violations (see 18 U.S.C. 1001).